Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement on Form S-3 of Danielson Holding Corporation dated on or about May 23, 2005 of our report dated February 14, 2005, with respect to the consolidated balance sheets of Quezon Power, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders equity and cash flows for each of the three years ended December 31, 2004 included in Danielson Holding Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission. We consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Sycip Gorres Velayo & Co.

A Member Practice of Ernst & Young Global

Makati City, Philippines
May 23, 2005